EXHIBIT 99.1

ATLANTIC AMERICAN CORPORATION REPORTS FIRST QUARTER RESULTS

ATLANTA, Georgia, May 5, 2004 - Atlantic American Corporation (Nasdaq- AAME) today announced net income for the first quarter ended March 31, 2004 of $1.5 million or $0.06 per diluted share, compared to $0.7 million or $0.02 per diluted share in the first quarter of 2003. Revenue for the first quarter of 2004 increased to $46.4 million, an increase of 5.4% over 2003 first quarter revenue of $44.0 million. Premiums for the quarter increased 4.3% to $41.4 million from $39.7 million for the comparable quarter in 2003. The increase in premium for the quarter was primarily attributable to increased volumes and pricing particularly in the life and health operations and one of the Company’s property and casualty companies. Premium increases combined with $0.7 million in realized gains during the quarter produced the resultant revenue increase.

Commenting on the quarter, Hilton H. Howell, Jr., president and chief executive officer, stated “We are off to an excellent start in this first quarter of 2004 and believe that it will be a very good year. Each of our companies performed well during the first quarter and we look forward to sustained performance for the balance of the year. Our action in prior quarters to develop and implement improved underwriting standards, diversify our book of business, enhance our marketing abilities and eliminate unprofitable accounts has created a foundation for sustained profitable growth.”

Atlantic American is an insurance holding company involved through its subsidiary companies in specialty markets of the life, health, property and casualty insurance industries. Its principal subsidiaries include American Southern Insurance Company, American Safety Insurance Company, Bankers Fidelity Life Insurance Company, Georgia Casualty & Surety Company, Association Risk Management General Agency, Association Casualty Insurance Company and Self-Insurance Administrators, Inc.

Note regarding Private Securities Litigation Reform Act: Except for historical information contained herein, this press release contains forward-looking statements that involve a number of risks and uncertainties. Actual results could differ materially from those indicated by such forward-looking statements due to a number of factors and risks detailed from time to time in statements and reports that Atlantic American Corporation has filed with the Securities and Exchange Commission.

For further information contact:

John G. Sample, Jr.
Senior Vice President and Chief Financial Officer
Atlantic American Corporation
404-266-5501

Financial Data
As of March 31, 2004
(Unaudited; In thousands, except per share data)

	Three months ended Mar. 31,
	2004	2003
Insurance premiums	$ 41,392	$ 39,686
Investment income	3,979	3,939
Realized investment gains, net	707	2
Other income	326	391
Total revenue	46,404	44,018
Insurance benefits and losses incurred	26,719	29,118
Commissions and underwriting expenses	13,427	10,419
Interest expense	814	704
Other	3,263	2,913
Total benefits and expenses	44,223	43,154
Income before income tax expense	2,181	864
Income tax expense	673	168
Net income	$ 1,508	$ 696
Net income per common share:
Basic	$ 0.06	$ 0.02
Diluted	$ 0.06	$ 0.02

Selected Balance Sheet Data	March 31, 2004	December 31, 2003
Total investments	$ 285,972	$ 284,890
Total assets	440,881	443,552
Insurance reserves and policy funds	265,505	263,745
Debt	56,238	56,238
Total shareholders' equity	89,171	86,893
Book value per common share	3.56	3.44